Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 7, 2021)	Registration No. 333-259915

Up to 19,816,610 Shares of Common Stock

Up to 9,195,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,445,000 Warrants

This prospectus supplement updates and supplements the prospectus dated October 7, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-259915). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 25, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 9,195,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 3,445,000 shares of Common Stock that are issuable upon the exercise of 3,445,000 warrants (the “Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Blue Water Acquisition Corp. (“Blue Water”) by the holders thereof and (ii) up to 5,750,000 shares of Common Stock that are issuable upon the exercise of 5,750,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of Blue Water by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of (i) up to 19,816,610 shares of Common Stock (including up to 3,445,000 shares of Common Stock that may be issued upon exercise of the Placement Warrants) and (ii) up to 3,445,000 Placement Warrants.

This prospectus supplement should be read in conjunction with the Prospectus as amended and supplemented to date. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “CRXT” and “CRXTW,” respectively. On February 24, 2022, the closing price of the Common Stock was $0.9795 and the closing price for the Public Warrants was $0.1449.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any further amendments or supplements to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2022

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Skokie Boulevard, Suite 340

Northbrook, Illinois 60062

(Address of Principal Executive Offices) (Zip Code)

(847) 562-4300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CRXT	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 18, 2022, Clarus Therapeutics Holdings, Inc. (the “Company”) received two written notifications from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”). The first notification indicated that as of February 18, 2022, the Company did not meet the $15,000,000 minimum market value of publicly held shares required to maintain continued listing as set forth in Nasdaq Marketplace Rule 5450(b)(2)(C) (the “MVPHS Rule”) for the 33-business day period ended February 17, 2022. The second notification indicated that as of February 18, 2022, the Company did not meet the $50,000,000 minimum market value of listed securities required to maintain continued listing as set forth in Nasdaq Marketplace Rule 5450(b)(2)(A) (the “MVLS Rule” and together with the MVPHS Rule, the “Rules”) for the 30-business day period ended February 17, 2022.

Under applicable Nasdaq rules, the Company will have 180 calendar days from the date of the notifications to regain compliance by meeting the continued listing requirements, namely the market value of publicly held shares closes at $15,000,000 or more for a minimum of 10 consecutive business days and the market value of listed securities closes at $50,000,000 or more for a minimum of 10 consecutive business days. If the Company is unable to regain compliance with the Rules during the 180-day period, and the Company receives a delisting determination from Nasdaq, the Company may, at that time, request a hearing to remain on the Nasdaq Stock Market, which request will ordinarily suspend such delisting determination until a decision is issued by Nasdaq subsequent to the hearing.

The Company intends to actively monitor and assess the market value of its publicly held shares and publicly listed securities and may, as appropriate, consider available options to regain compliance with the Rules. However, there can be no assurance that the Company will be successful in regaining compliance with the Rules and maintaining its listing of the Company’s common stock and warrants to purchase common stock on the Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2022	CLARUS THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Robert E. Dudley
	Name:	Robert E. Dudley
	Title:	Chief Executive Officer